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                                                                     Exhibit 5


                  [Milbank, Tweed, Hadley & McCloy Letterhead]





                                            December 18, 1995




Amerada Hess Corporation
1185 Avenue of the Americas
New York, New York 10036

Ladies and Gentlemen:

             We have acted as special counsel for Amerada Hess Corporation, a Delaware corporation (the "Company"), in connection with the registration by the Company under the Securities Act of 1933, as amended, of 4,500,000 shares of Common Stock of the Company ("Common Stock") issuable under the Amerada Hess Corporation 1995 Long-Term Incentive Plan (the "Plan") under a Registration Statement on Form S-8 (the "Registration Statement") about to be filed with the Securities and Exchange Commission.

             In rendering the opinions hereinafter expressed, we have examined originals or copies certified or otherwise identified to our satisfaction of all such records of the Company, agreements and other instruments, certificates of public officials, certificates of officers and representatives of the Company and such other documents as we have deemed necessary as a basis for the opinions expressed below. In our examination we have assumed and have not verified that the signatures on all documents which we have examined are genuine, the authenticity of all documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies. As to various questions of fact material to such opinions we have, when relevant facts were not independently established, relied upon certifications of officers of the Company and other appropriate persons.

             Based on the foregoing, and having regard to legal considerations we deem relevant, we are of the opinion that when said shares of Common Stock have been registered under the Securities Act of 1933, as amended, and when the Company has received the consideration to be received for said shares in accordance with the provisions of the Plan and
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said shares of Common Stock have been issued as provided under the Plan, said shares of Common Stock will be duly authorized, validly issued and outstanding, fully paid and nonassessable, with no personal liability attaching to the ownership thereof.

             The foregoing opinions are limited to matters involving the federal laws of the United States of America, the general corporate law of the State of Delaware and the laws of the State of New York, and we do not express any opinion as to the laws of any other jurisdiction.

             We wish to note that Mr. Roger B. Oresman, a consulting partner in this Firm, is a director of the Company and beneficially owns, as of the date hereof, 75,040 shares of Company Common Stock, 65,051 of which are held in trusts of which Mr. Oresman is a co-trustee and as to which he has shared voting and investment power.

             We hereby consent to the inclusion of this opinion in the Registration Statement and to the reference to this Firm under the caption "Interests of Named Experts and Counsel" in the Registration Statement.

                                           Very truly yours,

                                           /s/ MILBANK, TWEED, HADLEY & MCCLOY

MLW/RSR